Exhibit 99.1

Investor Contact:

Richard E. Fish

Chief Financial Officer

256-382-3827

richard.fish@deltacom.com

FOR IMMEDIATE RELEASE

ITC^DeltaCom Announces Record Date of Rights Offering

Huntsville, Ala. — (December 7, 2007) — ITC^DeltaCom, Inc. (OTCBB: ITCD.OB) today announced that its Board of Directors has set December 17, 2007 at the close of business as the record date for its previously announced rights offering. The Company intends to distribute at no charge to each shareholder 1.167 non-transferable rights (subject to adjustment as described below) for each share of common stock owned by such shareholder on the record date.

Each right issued to shareholders will entitle the holder to purchase one share of the Company’s common stock at a purchase price of $3.03 per share. The exact number of rights to be issued to each shareholder may be adjusted from 1.167 per share based upon the number of outstanding shares held by persons eligible to participate in the rights offering as of the record date. As previously announced, certain shareholders have agreed that they will not participate in the rights offering. No more than 13,604,455 shares of the Company’s common stock will be issued and sold in the rights offering.

A copy of the Company’s prospectus relating to the rights offering and additional materials are expected to be mailed on or about the last week of December to shareholders of the Company as of the record date. The rights offering is expected to conclude 20 business days thereafter. Shareholders who hold their shares through a broker or other nominee will receive the rights materials from their broker or other nominee.

The distribution of the rights and the rights offering are subject to the effectiveness under the Securities Act of 1933 of a registration statement which has been filed with the Securities and Exchange Commission but which has not yet become effective. This press release shall not constitute an offer to sell or a solicitation of any offer to buy any securities contemplated in the rights offering, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.